EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                        For the six month period
                                                             ending June 30
                                                        2003              2002
                                                        ------------------------

Weighted average shares outstanding:                    5,436,101      5,436,101

Common Stock

Common Stock Equivalents
         Stock Options                                          0              0
         Stock Awards                                           0              0
         ESOP Shares                                            0              0
Total Common Stock Equivalents                                  0              0

Total weighted average shares outstanding               5,436,101      5,436,101

Net Income                                             $4,352,000     $4,494,000

Net Income Per Share                                        $0.80          $0.83

Fully Diluted Income Per Share                              $0.80          $0.83